Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
April 20, 2012	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $664,057

MOUNT AIRY, NC - Surrey Bancorp (the “Company”) (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2012.

For the quarter ended March 31, 2012, net income totaled $664,057 or $0.16 per fully diluted share, compared with $552,191 or $0.13 per fully diluted common share earned during the first quarter of 2011.

The increase results from an improved net interest margin and a reduction in the provision for loan losses. Net interest income increased from $2,176,628 in the first quarter of 2011 to $2,320,600 for the first quarter of 2012. The improvement in the net interest margin is attributable to a continued reduction in deposit costs. The loan loss provision decreased from $158,897 in the first quarter of 2011 to $67,218 in 2012 due to a reduction in net loan charge offs.

The allowance for loan loss reserves was $3,901,758 or 2.15 percent of total loans as of March 31, 2012. Non-performing assets were 2.04 percent of total assets at March 31, 2012, compared to 2.23 percent on that date in 2011. At March 31, 2012, the allowance equals 76 percent of impaired and non-performing assets, net of government guarantees.

Noninterest income increased 11.2 percent, from $593,478 in the first quarter of 2011 to $659,837 in the first quarter of 2012, primarily due to increased revenues from the Bank’s subsidiary operations. Noninterest expenses increased in the first quarter of 2012 to $1,853,644, which represents a 7.1 percent increase from the $1,730,372 reported at the end of the first quarter of 2011. This increase is primarily attributable to increased salaries and benefit costs, occupancy repair and maintenance costs, and expenses related to deposit operations.

Total assets as of March 31, 2012, were $228,421,181, an increase of 1.37 percent from $225,335,216 reported as of March 31, 2011. Total deposits were $187,184,571 at quarter-end 2012, a 1.38 percent increase from the $184,641,921 reported at the end of the first quarter of 2011. Net loans increased to $177,420,797, compared to $176,469,043, as of March 31, 2011.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2012	December 31 2011	March 31 2011
	(unaudited)		(unaudited)
Total assets	$228,421	$224,728	$225,335
Total loans	181,323	179,345	181,118
Investments	28,111	34,784	33,047
Deposits	187,185	183,938	184,642
Borrowed funds	8,100	8,100	9,450
Stockholders’ equity	30,845	30,227	29,167
Non-performing assets to total assets	2.01%	2.20%	2.04%
Loans past due more than 90 days to total loans	0.03%	0.03%	0.22%
Allowance for loan losses to total loans	2.15%	2.16%	2.57%
Book value per common share	$7.63	$7.45	$7.16

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2012	2011
Interest income	$2,770	$2,742
Interest expense	450	565
Net interest income	2,320	2,177
Provision for loan losses	67	159
Net interest income after provision for loan losses	2,253	2,018
Noninterest income	660	593
Noninterest expense	1,85	1,730
Net income before taxes	1,05	881
Provision for income taxes	39	329
Net income	66	552
Preferred stock dividend declared	46	45
Net income available to common shareholders	$618	$507
Basic net income per share 	$0.17	$0.14
Diluted net income per share 	$0.16	$0.13
Return on average total assets ‚	1.18%	1.02%
Return on average total equity ‚	8.70%	7.63%
Yield on average interest earning assets	5.31%	5.37%
Cost of funds	0.95%	1.24%
Net yield on average interest earning assets	4.45%	4.26%
Overhead efficiency ratio	62.19%	62.47%
Net charge-offs/average loans	0.03%	1.21%

	The 2011 figures are adjusted for a common stock split distributed in the form of a 10% common stock dividend declared in November 2011.
‚	Annualized for all periods presented.